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Exhibit 10.39

BUSINESS DEVELOPMENT AGREEMENT

        This Business Development Agreement ("Agreement") is made and entered into on this 10th day of December, 2002, by and between LECG, LLC, a California limited liability company with a business address of 2000 Powell Street, Suite 600, Emeryville, California 94608 ("LECG") and Enterprise Research, Inc., a California corporation with a business address of 2000 Powell Street, Suite 510, Emeryville, California 94608 ("ERI").

RECITALS

        A.    ERI is in the business of providing consulting, research, and market development services and is able to source business opportunities for LECG from time to time, and has been sourcing business opportunities for LECG since January 1, 2002.

        B.    Commencing effective as of January 1, 2002, LECG wishes to compensate ERI for its services in sourcing business opportunities for LECG from time to time on the terms and conditions set forth herein.

        NOW, THEREFORE, inconsideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, LECG and ERI agree as follows:

        1.    Term.    The term of this Agreement will commence retroactively effective as of January 1, 2002 and will continue for a period of two (2) years (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement will automatically renew for additional consecutive terms of two (2) years each (each, a "Subsequent Term") unless, at least sixty (60) days prior to the expiration of the then current term, either party gives notice to the other party that such party does not wish for the Agreement to renew for a Subsequent Term. For purposes of this Agreement, the Initial Term and each Subsequent Term are referred to herein collectively as the "Term." Notwithstanding the foregoing, this Agreement may be terminated by either party on sixty (60) days advance written notice to the other party. Upon termination of this Agreement, ERI may not state on any marketing materials or otherwise imply any association with LECG.

        2.    Business Development Services.    In consideration of the payments to be made by LECG in accordance with Section 3 below, ERI agrees to use commercially reasonable efforts to identify and source, for the benefit of LECG, professional consulting and expert services engagements with private or governmental persons and entities to be performed by Dr. David J. Teece, LECG staff and, as appropriate, other Principals and Directors of LECG (the "Sourced Engagements'). The Sourced Engagements will utilize the services of Dr. Teece, LECG staff and, as appropriate, other principals and Directors of LECG, save and except reasonable and customary outsourcing of specific services not generally offered by LECG.

        3.    Project Origination Fee.    In consideration of the referral by ERI of the Sourced Engagements, LECG agrees to pay ERI 14% of the total collected professional staff billings on all Sourced Engagements, net of all project expenses, expert fees payable to Dr. Teece, and the fees of any other Principals, Directors or Affiliated of LECG, in accordance with LECG's standard project origination fee policy (the "Project Origination Fee"). For example, on a $500,000 project in which there was $100,000 in travel, telephone, copying and other expenses including expert fees payable to Dr. Teece, ERI would receive a $56,000 Project Origination Fee ($400,000 x 0.14). Project Origination Fees will be payable by LECG quarterly in a manner consistent with LECG's standard policy (as such policy may be amended by LECG from time to time with reasonable advance notice to ERI), with the Project Origination Fees for each calendar year being finally calculated and paid by LECG on January 15th of the following year.

        4.    Confidentiality.    Eri acknowledges that, during the Term of this Agreement, ERI may have access to, or may otherwise obtain, Proprietary Information (as hereinafter defined) of LECG. ERI may not, directly or indirectly, at any time during the Term or thereafter, disclose or permit to be disclosed to any person or entity any Proprietary Information for any reason whatsoever without the prior written consent of LECG in each instance, unless and to the extent that the Proprietary Information become generally known to and available for use by the public other than as a direct result of ERI's breach of its obligations under this Agreement. ERI must deliver to LECG, as applicable, at the expiration of the Term, as a condition to receipt of any final payment of Project Origination Fees, or at any other time as LECG may request in writing (whether during or after the Term) all Proprietary Information which ERI may then possess or have under its control. ERI further acknowledges and agrees that because of technological advances, LECG's products and services can be developed and marketed anywhere in the world, and that the market in which LECG competes is worldwide. ERI further acknowledges and agrees that all information concerning the work conducted by LECG and any potential products of LECG are and constitute exceptionally valuable trade secrets of LECG. That information includes, without limitation, the facts that any particular Sourced Engagement is planned, under consideration, or in production, as well as any description of any existing, pending or proposed Sourced Engagement. ERI further agrees to use its best efforts to prevent inadvertent disclosure of any Proprietary Information and/or other confidential information or trade secrets of LECG to any third party by using the same care and discretion that ERI uses with similar data ERI designates as confidential or as a trade secret.

        For purposes of this Section 4, the term "Proprietary Information" means any and all data and information concerning the business affairs of LECG and not generally known in the industry in which LECG is or may become engaged, and any other information concerning any matters affecting or relating to the business of LECG, and, in any event, includes, without limitation, (i) all of LECG's past, present or prospective business opportunities, including information concerning acquisition opportunities in or reasonably related to LECG's business and industry, (ii) LECG's clients, client lists, and pricing information with respect to past or present clients, and (iii) any other information concerning the business of LECG, its manner of operation, its plans, processes, figures, sales figures, projections, estimates, tax records, personnel history, accounting procedures, promotions, supply sources, contracts, know-how, trade secrets, information relating to research, development, inventions, technology, manufacture, purchasing, engineering, marketing, merchandising or selling, or other data without regard to whether all of the foregoing matters will be deemed confidential, material or important.

        5.    Ownership of Property.    Unless LECG determines otherwise, in its sole discretion, and notwithstanding ERI's role in identifying or obtaining a Sourced Engagement, all inventions, innovations, improvements, developments, methods, processes programs, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) that relate to any Sourced Engagement and that is conceived, developed, contributed to, made or reduced to practice by Dr. Teece (either solely or jointly with others) while employed by LECG on a Sourced Engagement (including any of the foregoing that constitutes any Proprietary Information) ("Work Product") belongs to LECG and ERI hereby assigns, and agrees to assign, all of the above Work Product to LECG. Any copyrightable work prepared by Dr. Teece in the course of his work for LECG on a Sourced Engagement shall be deemed a "work made for hire" under the copyright laws and LECG shall own all rights therein. To the extent that any such copyrightable work is not a "work made for hire," ERI agrees to assign, upon the request of LECG, all right, title and interest, including, without limitation, copyright in and to such copyrightable work to LECG. ERI shall promptly disclose such Work Product and copyrightable work to LECG and perform all actions reasonably requested by LECG (whether during or after the Term) to establish and confirm LECG's ownership (including, without limitation, execution of assignments, consents, powers of attorney and other instruments).

        6.    Compelled Disclosure.    If ERI is required by law or governmental regulation or by subpoena or other valid legal process to disclose any Proprietary Information to any person or entity, ERI will immediately provide LECG with written notice of the applicable law, regulation or process so that LECG may seek a protective order or other appropriate remedy. ERI will cooperate fully with LECG and LECG's representatives or counsel in any attempt by LECG to obtain a protective order or other remedy. If LECG elects not to seek, or is unsuccessful in obtaining, any such protective order or other remedy in connection with any requirement that ERI disclose Proprietary Information, and if ERI furnishes LECG with a written opinion of reputable legal counsel acceptable to LECG confirming that the disclosure of such Proprietary Information is legally required, then ERI may disclose such Proprietary Information to the extent legally required; provided, however, that ERI will use its reasonable best efforts to ensure that such Proprietary Information is treated confidentially by the person or entity to whom it is disclosed.

        7.    Additional Provisions.

          (a)    Notices.    Any notice provided for in this Agreement must be in writing and must either be personally delivered, sent by facsimile or sent by reputable overnight courier service (charges prepaid) to the recipient at the address given in the preamble hereof or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered personally or sent by facsimile, and one day after deposit with a reputable overnight courier service.

          (b)    Expenses.    Each of ERI and LECG will bear its own legal, accounting and other expenses incurred in connection with the negotiation, execution and performance of this Agreement.

          (c)    Severability.    Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (d)    Complete Agreement.    This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreement or representation by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          (e)    Counterparts; Facsimile Execution.    This Agreement may be executed in multiple counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. This Agreement may be executed by delivery of an original executed counterpart signature page by facsimile transmission.

          (f)    Successors and Assigns.    Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by ERI and LECG, and their respective successors and assigns.

          (g)    Choice of Law; Jurisdiction.    All questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other that the State of California. The parties hereby: (i) submit to the jurisdiction of any state or federal court sitting within the State of California in any action or proceeding arising out of or relating to Agreement; (ii) agree that all claims in respect of such action or proceeding may be heard or determined in any such court; and (iii) agree not to bring any action or proceeding arising out of or relating to this Agreement in any other court. The parties hereby agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or any other manner provided by law.

          (h)    Remedies.    Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (i)    No Waiver.    A waiver by any party hereto of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which such party would otherwise have on any future occasion. No failure to exercise nor any delay in exercising on the part of any party hereto, any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights or remedies provided by law.

          (j)    Attorneys' Fees.    In the event of any action or proceeding arising out of this Agreement or to seek the enforcement thereof, the prevailing party will be entitled to recover from the other party its reasonable attorneys fees and court costs incurred by the prevailing party in such action or proceeding, as well as any costs of collection and enforcement of any judgment rendered in favor of such prevailing party in such action or proceeding.

          (k)    No Partnership or Agency.    This Agreement establishes and constitutes only a business development agreement between the parties. The parties hereto are not joint venturers or partners of each other, and ERI is not an employee or agent of LECG. ERI shall at all times during the Term be an independent contractor.

        IN WITNESS WHEREOF, LECG and ERI have executed this AGreement effective on the date first above written.

LECG, LLC, a California limited liability company
By:	/s/ DAVID KAPLAN David Kaplan
Its:	President
Enterprise Research, Inc., a California corporation
By:	/s/ LEIGH TEECE Leigh Teece
Its:	President

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  Exhibit 10.39
BUSINESS DEVELOPMENT AGREEMENT